United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 18, 2007
(Date of earliest event reported)

Applied Signal Technology, Inc. (Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	000-21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)
400 West California Ave., Sunnyvale, CA 94086 (Address of principal executive offices)
(408) 749-1888 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition

On December 18, 2007, Applied Signal Technology, Inc. issued a press release announcing its financial results for the quarter ended October 31, 2007, and hosted a conference call to discuss the financial results for the quarter ended October 31, 2007. The full text of the Company’s press release and a transcript of the related conference call are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits

Exhibit Number	Description
99.1	Press release dated December 18, 2007, announcing financial results for the quarter ended October 31, 2007
99.2	Transcript of conference call held on December 18, 2007

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2007

Applied Signal Technology, Inc. (Registrant)
By:	/s/Gary L. Yancey Gary L. Yancey, Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press release dated December 18, 2007, announcing financial results for the quarter ended October 31, 2007
99.2	Transcript of conference call held on December 18, 2007

Exhibit 99.1
Press release dated December 18, 2007

Applied Signal Technology, Inc.
Announces Fiscal 2007 Operating Results

Sunnyvale, CA. December 18, 2007 – Applied Signal Technology, Inc. (NASDAQ - APSG) announced its operating results for the fourth quarter of fiscal year 2007 and the fiscal year ended October 31, 2007. The Company announced that it received $191.2 million of new orders and generated a record $170.4 million in revenues during fiscal 2007.

Results of Operations

Revenues for the fourth quarter of fiscal year 2007 were $46,235,000 compared with revenues of $45,385,000 recorded during the fourth quarter of fiscal year 2006. At October 31, 2007 there was approximately $4.5 million of pre-contract costs on the balance sheet that the Company anticipates will convert to revenues in future periods. Revenues for fiscal year 2007 were $170,375,000 compared with revenues of $161,913,000 recorded during fiscal year 2006.

Operating income for the fourth quarter and fiscal year 2007 was $4,065,000 and $11,304,000, respectively, compared with operating income of $1,829,000 and $8,872,000 for the fourth quarter and fiscal year 2006, respectively. Operating income increased during the fourth quarter and fiscal year 2007 due to improved program profitability. Net income for the fourth quarter and fiscal year 2007 was $2,392,000 or $0.19 per diluted share and $6,812,000 or $0.55 per diluted share, respectively, compared with net income for the fourth quarter and fiscal year 2006 of $568,000 or $0.05 per diluted share and $4,327,000 or $0.36 per diluted share, respectively. Net income increased during the fourth quarter and fiscal year 2007 due to improved program profitability and a reduction in our effective tax rate. Our effective tax rate for fiscal year 2007 is estimated to be 43.2% compared to our fiscal year 2006 effective tax rate of 52.9%. Our fiscal 2007 effective tax rate decreased primarily because of an increase in our pre-tax income which reduced the impact of non-deductible stock-based compensation expense and because a greater portion of our investments were in tax free municipal securities.

New Orders

New orders received during the fourth quarter of fiscal year 2007 were $40,332,000 compared to new orders of $37,039,000 received during the fourth quarter of fiscal year 2006. New orders received during fiscal year 2007 were $191,193,000 representing a 54% increase when compared to new orders of $124,481,000 reported during fiscal year 2006.

Management Commentary

Mr. Gary Yancey, President and Chief Executive Officer of Applied Signal Technology, Inc., commented, “We are pleased with the strong order flow during fiscal 2007. We had anticipated total orders of close to this magnitude, although, we had anticipated some of the orders earlier than they occurred which would have increased year-over-year revenue growth above that which we achieved. The latency in orders did not appear to be related to any one cause and we are still observing demand for intelligence, surveillance and reconnaissance (ISR) solutions.”

Mr. Yancey concluded his remarks, “We believe the Global War-On-Terror (GWOT) will continue to drive the need for better ISR. This provides a marketplace demand that should provide continued opportunities for us to grow the company.”

Attached to this news release are condensed statements of operations and balance sheets for the fourth quarter and fiscal year ended October 31, 2007.

Conference Call

The Company will host a conference call on December 18, 2007 to discuss fourth quarter and fiscal 2007 results. If you wish to participate in the conference call, please dial 1-877-407-8035 for domestic callers or 1-201-689-8035 for international callers on December 18, 2007 at 5:00 p.m. eastern time/2:00 p.m. pacific time. There is no pass code required. This call may be listened to simultaneously over the Internet through World Investor Links’ Vcall Website, located at www.vcall.com. A rebroadcast of the call will be available upon its completion and will remain available for a limited time.

Applied Signal Technology, Inc. provides advanced digital signal processing products, systems and services in support of intelligence, surveillance, and reconnaissance for global security. For further information about Applied Signal Technology visit our website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Statements as to the Company’s future orders and continued growth, the Global War-on-Terror and the demand for our equipment, and the continued demand for intelligence, surveillance and reconnaissance solutions are forward-looking statements. The risks and uncertainties associated with these statements include whether orders will be issued by procurers, including the U. S. Government; the timing of any orders placed by procurers; whether we will be successful in obtaining contracts for these orders if they are forthcoming; whether any contracts obtained by us will be performed well and be profitable and whether any such contracts might be terminated prior to completion; whether we will be able to hire qualified staff as needed; and other risks detailed from time to time in our SEC reports including our latest Form 10-K filed for the fiscal year ended October 31, 2006. The Company assumes no obligation to update the information provided in this news release.

Applied Signal Technology, Inc.
Condensed Consolidated Statements of Income
for the Periods Ended October 31, 2007, and October 31, 2006
(in thousands except per share data)

	— Three Months Ended —		— Twelve Months Ended —
	October 31, 2007	October 31, 2006	October 31, 2007	October 31, 2006

Revenues from contracts	$46,235	$45,385	$170,375	$161,913
Operating expenses:
Contract costs	31,628	29,319	116,133	107,898
Research and development	3,453	6,892	14,204	19,165
General and administrative	7,089 --------	7,345 --------	28,734 --------	25,978 --------

Total operating expenses	42,170 --------	43,556 --------	159,071 --------	153,041 --------

Operating income	4,065	1,829	11,304	8,872
Interest income/(expense), net	229 --------	137 --------	683 --------	315 --------

Income before provision for income taxes	4,294	1,966	11,987	9,187
Provision for income taxes	1,902 --------	1,398 --------	5,175 --------	4,860 --------

Net income	$2,392 ======	$568 ======	$6,812 ======	$4,327 ======

Net income per share – basic	$0.20	$0.05	$0.56	$0.37
Average shares – basic	12,218	11,848	12,100	11,739

Net income per share – diluted	$0.19	$0.05	$0.55	$0.36
Average shares – diluted	12,397	12,040	12,314	11,994

Applied Signal Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2007	October 31, 2006
Assets
Current assets:
Cash, cash equivalents, and short term investments	34,933	29,845
Accounts receivable	44,476	40,579
Inventory	5,944	6,078
Refundable income tax	647	647
Other current assets	9,760 -------	12,306 -------
Total current assets	95,760	89,455

Property and equipment, at cost	62,565	58,311
Accumulated depreciation and amortization	(46,096) -------	(41,496) -------
Net property and equipment	16,469	16,815

Goodwill	19,964	19,964

Intangible assets, net of accumulated amortization	616	1,260

Long-term deferred tax asset, net	5,021	5,455
Long term investment	4,114	2,802
Other assets	789 -------	781 -------
Total assets	$142,733 =======	$136,532 =======
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable, accrued payroll and benefits	$16,983	$19,097
Notes payable	1,429	1,429
Income taxes payable	14	—
Other accrued liabilities	1,997 -------	1,741 -------
Total current liabilities	20,423	22,267

Long-term liabilities:
Long-term notes payable	5,357	6,786
Other long-term liabilities	2,117 -------	1,849 -------
Total long-term liabilities	$7,474	$8,635

Shareholders' equity	114,836 -------	105,630 -------

Total liabilities and shareholders' equity	$142,733 =======	$136,532 =======

Exhibit 99.2
Transcript of conference call

PARTICIPANTS

Gary Yancey, Chairman, Chief Executive Officer, and President
James Doyle, Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

PRESENTATION

Operator

Greetings and welcome to the Applied Signal Technology’s Fourth Quarter 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Mr. Gary Yancey, President and CEO for Applied Signal Technology. Thank you. Mr. Yancey, you may begin.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Thank you, Robin. Good afternoon and welcome to our Fourth Quarter Earnings Call. Probably most of you have seen our press release on this call – for this call. We will go through the fairly typical format that we use. I have Jim Doyle, our Chief Financial Officer, here as well. I will turn it over to him in a moment to recap the financial aspects of the fourth quarter and fiscal year 2007, and I’ll have a few minor remarks and then we will open up to questions. So with that, then I would turn it over to Jim.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Thanks, Gary. Good afternoon everyone. I will provide a brief review of our financial results as I normally do. However, let me begin with our Safe Harbor Statement. Our presentation today may contain forward-looking statements which reflect the company’s current judgment on future events, because these statement deal with future events that are subject to risks and uncertainties that could cause the actual results to differ materially.

In addition to the factors that may be discussed in this call, important factors which could cause actual results to differ materially are contained in the company’s recent 10-Qs and 10-K.

Our new orders received during fiscal 2007, we are over a 191 million and increased about 54% compared to fiscal 2006 orders of a 124 million. We believe there continues to be an interest in intelligence, reconnaissance, and surveillance by the U.S. government to respond to the threat of various activities and the war against terrorism.

We also believe our company is well positioned to benefit from the anticipated spending. We focus our operations on assuring program performance, maintaining a competitive cost structure, and penetrating our marketplace. Our customers continue to come to us with the requirements for ISR solutions heavily weighted towards new development.

Revenues for the fourth quarter of fiscal 2007 were approximately $46.2 million, essentially the same as the fourth quarter of last year. At October 31, 2007, there was approximately $4.5 million in pre-contract costs on the balance sheet that the company anticipates will convert to revenues in future periods. Revenues for our fiscal 2007 were a little over $170 million, up about 5% from approximately $162 million of revenues recorded last year.

Operating income for the fourth quarter and fiscal 2007 was approximately $4.1 million and $11.3 million respectively compared with operating income of approximately $1.8 million and $8.9 million for the same periods in fiscal 2006. Operating income increased during the fourth quarter and fiscal 2007 due to improved program profitability.

Net income for the fourth quarter and fiscal 2007 was approximately $2.4 million or $0.19 per diluted share and $6.8 million or $0.55 per diluted share respectively compared to net income for the fourth quarter in fiscal 2006 of approximately 600,000 or $0.05 per diluted share, and $4.3 million or $0.36 per diluted share respectively. Net income improved for the fourth quarter ended fiscal 2007 because of improvements in program profitability and a reduction in our effective tax rate.

I’d like to briefly review the balance sheet. The combined cash and investment balances at October 31 were approximately $39 million and grew about $6.4 million over the year. We had a balance of about $32.6 million at the end of October of 2006.

Accounts receivable balances were about $44.5 million. Included in accounts receivable are billed receivables of about $25 million and unbilled receivables of a little over $19 million. The inventory balance at the end of October, 2007 was essentially unchanged. During the fiscal year it was approximately $5.9 million compared to approximately $6.1 million at the end of 2006.

Other current assets included pre-contract costs of about $4.5 million at the end of fiscal 2007 and that compares to approximately $5.7 million of pre-contract costs at the end of fiscal 2006.

Our current liabilities are about $20 million down about $2.5 million from a year ago, and that is due to a reduction in account payables balances. We did pay dividends of about $1.5 million in the fourth quarter and about $6 million during fiscal 2007. Our ending backlog for fiscal 2007 was approximately $127 million, up from about a $105 million a year ago.

So that’s an overview of our financial results. I’ll turn it over to Gary and he’ll open up to questions after that.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Thanks, Jim. I don’t have too many comments to add over what was in the press release. Obviously, with this stronger backlog, we are well positioned for 2008 to be able to have an opportunity for continued growth in the company.

As we’ve said and I’ll just reiterate that the marketplace definitely has a requirement, therefore opportunities, pretty well across all of our offerings in intelligence, surveillance, and reconnaissance. We’re seeing opportunities across all capabilities and areas of the company, and believe that the requirements for better ISR will continue to be out there and provide a marketplace with growth opportunity for us.

With those few comments, I guess what I would do is plan on going ahead and opening it up to questions.

Operator

Thank you, gentlemen. Ladies and gentlemen, we will now be conducting a question-and-answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two, if you would like to remove your question from the queue. For participants who are using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions. Our first question comes from the line of Jim Mcilree of Collins Stewart. Please proceed with your question.

<Q>: Thanks. Good evening. As a reminder, could you guys – Jim, the operating margins that you posted this year, I think you talked about a range of 6 to 9% being reasonable going forward, and you came in kind of near that low end. Is there something about the backlog that would argue that the operating margins should be about the same or higher going forward?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

I think Jim, it should be about the same as this year. It still consists of a significant amount of engineering development work which was typically awarded on a cost reimbursable type basis, which does provide lower margins. So going forward, I would anticipate it, we anticipate a continued significant amount of development work. So, it would be towards the lower end of that range is what we’d anticipate for that.

<Q>: Okay. And I think in the last call you talked about trying to change around how you are accruing for things during the year which would make less R&D and less gross margins in the quarter. Is that what happened? Because, usually you get a bump in the gross margins for the quarter.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

No. You’ve got to remember, Jim that less R&D won’t really impact this since this R&D is billable back to the government and so is part of our billable costs. So, the R&D doesn’t really impact that. I’m not sure quite why the margin, why you would think the margin would’ve popped more the last quarter than here.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Sometimes, Jim, we’ll see that there is a fourth quarter improvement in margins because of increase in product sales and things like that. There was some of that coming through here in the fourth quarter but, the biggest drivers were some improvement in profitability on our development program.

<Q>: Okay, great. And could you give headcount at year-end and talk generally about what your plans are for '08 headcount?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Sure. Our headcount was roughly 635 people at the end of October, and we are in a hiring mode given the backlog that we do have. We have immediate need for additional staff in FY08 and we’re in that hiring mode right now.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Actually, in most all areas in the company, in most all disciplines in the company, technical disciplines that it is we’re in that hiring mode. We had anticipated more hiring last year but, as I had mentioned in the release even though the orders came in pretty well as anticipated and even slightly greater than anticipated they were also later than anticipated and so what it created was more of a hiring need right towards the end of the year and now going in to '08. We’re getting pretty good activity and positive responses on our hiring.

<Q>: The backlog is like an 18 month backlog? Is that reasonable?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

That’s reasonable, yes.

<Q>: There’s an RFP out there for something called Measurement and Signature Intelligence, Advanced [inaudible] Intelligence Program. Are you aware of that or involved in that?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

We are actually planning to be on a team to be pursuing that.

<Q>: When are the bids on that one due?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

I believe that they will be due towards the end of spring. I believe it’s going to be, I think, a summer award or late summer.

Operator

Our next question comes from the line of Michael Lewis with BB&T Capital Markets.

<Q>: Nice clean quarter. Okay, Jim just a quick question on pre-contract costs. Over how many quarters do you think that we would expect to see the $4.5 million convert?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Probably over the first two quarters of the year.

<Q>: Okay. Can I get your mix please, what the mix was at the end of year?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

The mix in?

<Q>: With regards to cost plus.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

As far as sales? Or bookings?

<Q>: With regard to sales?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

With regard to sales, in the fourth quarter it was roughly 15% from product and about 85% from our engineering work.

<Q>: Okay.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

And that’s about the same for the year, Mike. It’s roughly 14% to 86%. So, it’s roughly 15% product sales and 85% development.

<Q>: Gary, we would expect to see, because of the large portion of R&D in the mix right now, continued flatlining of the product percentages at around 15%, but low 20% going out for the rest of this year?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

That’s definitely what we believe for this year, Mike.

<Q>: By the way, it was nice to see that IDIQ on process hit back in October. I’m kind of wondering whether opportunities are out there in the field for SAS systems with the UUVs. Are you looking at other RFPs or any other type of near term opportunities for that type of process right now?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

We have a number of opportunities actually, over the next five years that we’re looking at both unmanned undersea vehicles SAS – Synthetic Aperture Sonar, of course, is what that stands for and towed SAS where you have a towed vehicle or a towed fish as they call it and there’s different applications for both. Both fit different applications. We have some international opportunities that we have to make sure we can get export license for and we’re working with the State Department on that as we speak to verify that we can do such. Then we have some naval opportunities as well. Some of those could happen in this fiscal year and '09 and actually we’ve identified opportunities clear out through 2012.

<Q>: Gary, are these going to be DARPA development type contracts? Or, are they going to be full competitions?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Well, they won’t be DARPA development. Some of them will be competitions. We have one foreign opportunity right now that’s going to be a competition between two primes and so, that will be competitive. Some of the opportunities are a bit smaller and could perhaps be sole source. We need to completely productize our towed SAS. We have productized unmanned undersea vehicle SAS and we have a towed SAS system actually, sitting in our LA office now. Actually, not in an office, it’s pretty big but, sitting in a laboratory and it’s been out for sea trials quite a bit. So, we’re pretty close to having that as a deliverable system as well and we think there’s going to be some opportunities that might be sole sourced to us as a result of having that pretty much off the shelf opportunity.

<Q>: Just one more question and then I’ll hop back in the queue. I might be taking a tangent on you, Gary. The Air Force obviously, is right now standing up the new cyber command. Major General Lord recently said the budget could be as large as $10 billion to set that thing up. Have you guys looked into areas that you think you could leverage some of your product that could be beneficial to this new command? Because, this is going to start up sometime next year I’m wondering if you guys have looked into that as a possible new market opportunity?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

As we speak we are looking into that but, very preliminary, very premature right now for us to have much knowledge about what this whole cyber initiative will be. We had a strategic advisory board meeting a while back with some very high level experienced individuals from out of the government and that was a strong recommendation to make sure we follow that initiative and see if there would be opportunities for our capabilities there.

<Q>: Okay. So, they’ll be looking at your algorithms, right?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Well, it could be algorithms, it could be hardware products. You know, it depends on again on exactly what the cyber – what all capabilities the cyber initiative wants to have. But, most all of our expertise is based on the algorithms we’ve developed and we can implement in fieldable solutions and whether that would be running on commercial off the shelve equipments or in some cases the special purpose engines. It’s way too premature for us to know what the initiative will be to know where we might fit in.

Operator

Our next question comes from the line of Miles Walton with CIBC World Markets.

<Q>: You did have actually, nice improvement in operating margin in the quarter. I was just hoping either Jim or Gary, if you can probe a little bit deeper maybe give some color behind what in particular in characterization of program performance is driving that? It looks like maybe excluding the stock based comp you’re getting pretty close to about a 9% or excuse me 11% op margin.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

We had some nice improvement, Miles, in one of our development programs. It’s an Award B type program. We picked up some nice – we had been a little bit conservative on what we thought the program might look like the rest of the way and we had a good Award B period this last one and given the way the programs going and we anticipate essentially completing it by the middle part of next year. Just the way everything looks. The programs going well until we’re able to improve our profitability on that.

<Q>: A million pick up, or something in that order?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Well, it wasn’t that big but, it was a good three-quarter of a million or so.

<Q>: Okay.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

We also, throughout the year and even in the fourth quarter we’ve had some good improvement with the royalties that we were getting from Comtech. So, that’s been a nice royalties stream and continues to show improvement. Those are some of the things – were some of the bigger drivers in helping fourth quarter profitability and year-to-date profitability.

<Q>: Okay. Maybe back to, I think Jim had brought this up initially but, on the R&D side, it was lower as a percent of sale here in the fourth quarter, just over 7% of sales and I understand that it’s billable back Gary. But, presumably there’d be better margins on your contract work than your R&D. So, on a go forward basis, what’s the appropriate percentage of sales kind of you think R&D is going to be as a run rate?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

We target on the order – or actually we’ve changed the mix a little bit because some of our business development is going to require a bit more of an investment in marketing and we’ll trade that a little bit for an investment in R&D. But, we should get back up more towards 11%, 10.5% to 11% of a portion, a large portion of our revenue. There’s some – it’s way too involved to try to explain here but, there’s some type of contracting work we do that does not generate the G&A pool for R&D. Or, the R&D pool would be a better way to say it. So, we don’t count that revenue in when we make a decision at the beginning of the year for our R&D budget. The reason the R&D rolled off in the fourth quarter, as I mentioned before, these bookings came in much later than had been anticipated and once they hit we had to pretty immediately shift staff from R&D activities and a few of the other what we call end direct activities on to contract activities so that we would keep up the good program performance that Jim’s been referring to. It was a conscious decision that we had to trade that until our hiring picks up to where we can then get back to the balance that we want.

<Q>: Jim, maybe on the stock based comp for next year. I think you had a reset that was triggered. So, is just over $5 million the right number to be targeting in terms of the stock comp expense before it drops to kind of the mid threes in '09? Also, if you can comment on the tax rate assumption?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Sure. Let me just give you some color on the FY07 results. Stock comp was about $4.2 million. We anticipated growing just a little less than that. It should be less than that $5 million, Miles, so we’re a little bit under that for FY08. Then, as far as our effective tax rate for fiscal '08, right now we see it somewhere in the 44 to 45% range. That’s kind of a similar range to where we came in FY07. Our effective tax range for '07 is about 43% so, we’re in about a similar range for next fiscal year.

<Q>: Okay. That’s helpful. Gary, on the Guardrail program obviously, Northrop has now been on contract for that. Is there a timeline for when they are going compete the work on that that you’re looking to compete on? Also, if you can kind of lay out for us the major programs that you’re thinking about in '08?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

They are competing that. They actually had an informal competition where they had some run off. We probably are not going to get the piece that we originally had wanted on Guardrail. It looks like we still think there’s opportunities and we’re in discussions. There’s opportunities on the program for our expertise and we’re in discussions on that. The amount that Guardrail could mean to us is still questionable at this time. Some of the other programs, I mentioned that we had a foreign opportunity in the SAS area, that’s one of our major opportunities. There’s a few different ELINT opportunities for the division, our electronic systems division where we’ve been making a pretty major investment and a state of the art ELINT processor. Those opportunities we’re a little cautious about this because a number of them are foreign. We have licensing so, that’s not an issue but, it seems like the foreign opportunities slip even worse than U.S. government ones. But, there’s about three different ones that are suppose to be awarded in the fiscal year 2008. Those are competitive in most all cases so, there’s still also the competitive factor behind that. Then, a number of -- well, actually there is one potential opportunity for selling 10 to 20 ground base wireless comment processors which is not real big but, it’s not bad and hopefully, that would be a little higher margin even though it’s still not enough of the revenue that it would greatly swing it but, it could help the margin.

<Q>: Okay. Near term, the next couple of quarters will the supplemental delay or the budgetary dynamics and politicking that’s going on now, is that going to way on the booking trends in the next couple of quarters?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

I don’t think the supplemental – it turns our we do get benefit from the supplemental each year. We never know how much and our customers don’t really know how much, you know, we can get benefit from that. But, the fact that is maybe hitting a little bit later probably isn’t a real issue for us, especially with the fact that we’re starting out with a stronger back log this year going into the year than last year.

<Q>: Okay. Indirect rate variance, I guess at the end of the year you’re able to absorb that, I think you were carrying maybe just over $4 million on the balance sheet after reserves last quarter. I guess, we’re sitting now at zero and that was able to be absorbed on plan.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Yes. You’re right Miles. We reported that we estimated $4.5 million of variance that we could not absorb and it did in fact, it all trues up to actuals at the end of the year. What was left on the balance – what was left before we actually trued everything up was bout $2.3 million. We did better than we thought. We lowered what that variance was and that was a primary result of the back log improving. Things coming in a little bit earlier than we thought in the fourth quarter so it enabled us to charge directly to contract and that helped to lower the impact of that indirect rate variance in the fourth quarter.

<Q>: The $2.3 million that was left was then charged to contracts?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Essentially. Some was charged to profits some was flowed back on the cost reimbursable type job.

Operator

Our next question comes from the line of Patrick McCarthy with Friedman Billings Ramsey.

<Q>: I had a couple of additional questions on the order flow during the quarter. I was wondering, typically you see this year end, December year end flush of product and I was wondering if you saw that in the quarter. Given the FFP contribution it maybe looks like you might not of.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

It wasn’t that big of a flush. You’re right.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

You’re right, Patrick.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

A little bit. It was improved over the third quarter but it wasn’t a significant amount.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

It was a weak flush so we’re calling a plumber.

<Q>: So, should we assume that because that was kind of driven by year end it’s probably not going to come in the current quarter either?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

That’s correct.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Right.

<Q>: Some other programs that you talked about in the past but didn’t mention. You haven’t talked about these in a while but, some smaller ones you were looking for at the end of the quarter. Did any of those come in? Some multiple channel system program and particle imaging program that might have come in the fourth quarter?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Yes. We did get some particle imaging, I’m just trying to think back to what you might be referring to versus what versus what we got. We did get some bookings in the particle imaging area. We definitely got a large number of bookings in the multi channel area, multi channel comment area, high capacity comment area. It was somewhat across the board that we got the bookings.

<Q>: Then, just on the ELINT side. I mean, is it far to say that unit is now up and just kind of waiting on orders? And, did anything fall in the fourth quarter here? Or, is it much more of an '08 hopefully the bookings start coming in then?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

'08 for the bookings. The unit, we actually, in fact, we mentioned that in that one press release where we had the demo, fairly well attended demo by prime contractor representatives of U.S. government agencies and there we were able to demo essentially, all of its capabilities. There’s still a bit of work. Most of that work is just finishing up now for a few more of the capabilities. Then, we have a qualification phase to go through which would not necessarily impact us being able to stand up to the opportunities we have and is not impacting that. But, the unit will be more of a complete off the shelve capability by probably April to May timeframe of next year.

<Q>: Okay. Could you just give us a sense of how many bodies you have allocated to that effort?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Probably about 15.

Operator

Our next question comes from the line of Steven Levenson with Stifel Nicolaus.

<Q>: I know you caught up on the labor rates. Can you tell us how you plan to handle the situation in fiscal '08? Do you think we’re going to bump into those same things? Or, do you plan to raise your – try to avoid the variance? Or, do you think you will have a better time negotiating labor rates with the customer?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

We’ve got a much better opportunity here in '08 and we say that damn near every time we start a fiscal year. But, by having the higher back log we can regulate this better to balance between contract labor which has to happen anyhow and the indirect labor that is discretionary spending. Going into '07 with the lower back log we had to start investing more heavily keeping staff occupied investing in our R&D, internal R&D more heavily early on and some of our other business development activities. We’re actually in an opposite situation now we’re really needing to hire just so we can start making those investments and as we can hire then we can start making those investments. But, we’ve got a much better opportunity to keep that in balance.

<Q>: That sounds good. Do you think – do you plan on one of your job fairs? Or, is the employment situation such out there that you think you’ll have a little bit easier time?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

No. We’ve been holding our own job fairs; we’ve been attending many job fairs. There’s many of them around coast-to-coast, actually across the United States. We’re hiring at almost all offices except our Texas office. We’re seeing pretty good resume flow, in fact, surprising this time of year typical would be pretty slow and we’re still picking up new employees right through the holidays too. It’s an investment, a fair amount of investment. But, I think we’ll get a good stab at what we need to do.

<Q>: Thanks. You mentioned one of the teaming agreements before. Can you give us a little update or outlook on how you think that’s going to work going forward? What sort of programs you’re going after and if you can say how your partners are?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

I’m not sure which teaming agreement I would have been talking about is the problem.

<Q>: You mentioned on one of the foreign programs.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Oh well, we have – we’re teamed on maybe three or four different foreign – most of it in the ELINT area but, on those. Those were the ones we were referring to earlier when I said we had some opportunities coming up in '08.

<Q>: Do you have a goal for bookings in the coming year?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Yep. Next question.

<Q>: Any more detail on that?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Nope.

Operator

Our next question is from the line of Robert Kirkpatrick with Cardinal Capital.

<Q>: Although I’m a little bit new to the story, you talked earlier about royalties from Comtech. Could you give us a ballpark as to what those are on an annual basis?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Actually, we can tell you what they were for this year. I mean, it’s a bit of a projection Robert but, it has been growing as Jim said.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

For FY07 Robert it was about $1.5 million in royalties. As Gary mentioned, it has grown up from about $8 to $900K a year ago.

<Q>: Okay.

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

But again, we don’t know how much one should trend that. I mean, that’s nice and healthy and looking good but, you’re still looking in the future. This is a market that Comtech’s really the expert in and can control much better than us so, we kind of ride along with them on this.

<Q>: Okay. Do you have what D&A was for the year?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

Yes. Depreciation and amortization was approximately $5.6 million.

<Q>: Okay. I’m sorry you didn’t get the Guardrail business. Did that end up going all in house to Northrop?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

No. I think there’s going to be another contractor that will get that. They were looking at two or three of us and I think we’ll get that – we still think we have offerings for Guardrail, as does Northrop. It isn’t necessarily all gone yet.

<Q>: Okay. Finally, with three quarters or more than three quarters of your business being termed development when does that mix of business really start to change? Or, does it never really change with Applied Signal toward production?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

Well, I’m not sure it’s even just Applied Signal but, in our business model as we go forward and as we keep growing and feel that we need larger parts of larger programs to grow the company in a multi $100 million range invariably the kinds of programs of records we’ll be going after will be cost reimbursable. There will be enough development in them that they won’t be fixed price. Even some of our air bourn programs that we’re in right now pretty heavily every platform will be cost reimbursable because – you can think of them as production but, there’s enough new engineering and engineering issues that come up platform-to-platform that a contractor just couldn’t take the risk of taking those fixed price. We believe that we’ll be seeing this type of a mix for – definitely for '08 and probably into even further years out.

Operator

Our next question comes from the line of Michael Lewis with BB&T Capital Markets.

<Q>: Gary, I was wondering, you’ve maintained 635 employees since I think April, the April quarter, what would be your internal goal? Are we talking trying to get close to 700 by the end of your fiscal '08? Is there any goal that you could talk to us about so we can kind of?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

It is in that ballpark, in fact, I think it’s actually a little over 700 is what we are showing we need. Our attrition has picked up because the economy has picked up. It’s a bit higher so there was a fair amount of hiring that went along but, the real issue from April to the end is what we’ve been referring to is the slip bookings or you would have seen growth in staff in that period. That’s what caused this phenomena now of having a much heavier hiring effort going. Right now we’re really running in favor of contract work versus any of the discretionary spending.

<Q>: Can we somewhat isolate are you seeing more turnover out there in Silicon Valley? Are you seeing more turnover in Annapolis or Northern Virginia? Where are you seeing the turnover that’s really hitting because, I know you’re hiring people. It’s a matter of whether you’re holding on to them?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

It’s almost universal. Perhaps a bit less in Salt Lake City although, we’re seeing a bit there and again, it’s just going to opportunities, some of them commercial and other opportunities. But, otherwise I would say it’s relatively uniform amongst all of our offices.

<Q>: Okay. That’s helpful. Bookings, at least north of one time next year? Would you offer anything there?

Gary Yancey – Applied Signal Technology, Inc. Chairman, Chief Executive Officer, and President

We’d offer something there. No, we think it’s north of one.

<Q>: Okay. North of one. Then Jim, just two remaining questions. Operating cash flow? Well, you can give me full year?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

For the full year Mike is $14.1 million.

<Q>: $14.1 million. What about CapEx?

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

CapEx was about $2.8 million for the year.

Operator

Mr. Doyle, there are no further questions in the queue at this time.

James E. Doyle – Applied Signal Technology, Inc. Chief Financial Officer, Principal Accounting Officer, and Vice President of Finance

In that case, then that will conclude our conference call. Thank you very much.

Operator

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.